Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION OF
SJW GROUP

SJW Group (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.The first paragraph of Article XI of the Corporation’s Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.”

2.     Article XIII of the Corporation’s Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“(a) Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

(b) Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any claim arising under the Securities Act of 1933, as amended (the “Securities Act”), or any rule or regulation promulgated thereunder (in each case, as amended from time to time), shall be the federal district courts of the United States; provided, however, that if the foregoing provisions of this clause (b) of Article XIII are, or the application of such provisions to any person or any circumstance is, deemed to be illegal, invalid or unenforceable, then the sole and exclusive state court forum for any claim arising under the Securities Act or any rule or regulation promulgated thereunder (in each case, as amended from time to time) shall be the Court of Chancery of the State of Delaware.

(c) Notwithstanding anything to the contrary in this Certificate of Incorporation, the foregoing provisions of this Article XIII shall not apply to any claim seeking to enforce any liability, obligation or duty created by the Exchange Act to the extent such application would be contrary to law.”

3.    The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.